Exhibit 5.1

313-465-7000 Fax: 313-465-8000 www.honigman.com

September 20, 2013

Covisint Corporation

One Campus Martius

Detroit, Michigan 48226-5099

Ladies and Gentlemen:

We have acted as counsel to Covisint Corporation, a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 7,360,000 shares of the Common Stock, no par value, of the Company (the “Common Stock”).

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Common Stock covered by the Registration Statement has been duly authorized and, upon issuance, sale and delivery by the Company against payment therefor as described in the Registration Statement and in accordance with the terms of the Underwriting Agreement among the Company and the several underwriters named therein, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the related prospectus under the caption “Legal Matters”. In giving such consents, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP
HONIGMAN MILLER SCHWARTZ AND COHN LLP

2290 First National Building — 660 Woodward Avenue — Detroit, Michigan 48226-3506

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